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                                                 File Pursuant to Rule 424(B)(3)
                                                 Registration No. 333-36296

Prospectus Supplement
(To Prospectus dated June 26, 2000)


                            Liberty Media Corporation
                 3-3/4% Senior Exchangeable Debentures due 2030

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The person named in the table below is a "selling security holder," as that term is used in the prospectus, dated June 26, 2000, which covers the sale from time to time by the selling security holders named therein and in any prospectus supplement of $810,000,000 original principal amount of Liberty Media Corporation's 3-3/4% Senior Exchangeable Debentures due 2030. The selling security holder named below was listed in the prospectus as holding $8,250,000 principal amount of debentures as of May 25, 2000, which debentures were acquired pursuant to Rule 144A. Thereafter, the selling security holder named below acquired an additional $5,000,000 principal amount of debentures pursuant to Rule 144A.

The following table sets forth, as of June 26, 2000, the principal amount of debentures that may be sold by the referenced selling security holder pursuant to the prospectus, as supplemented hereby. Because selling security holders may sell all or some of their debentures from time to time under the prospectus, as supplemented, no estimate can be given at this time as to the principal amount of debentures that will be held by any selling security holder following any particular sale of debentures by it.


                               Principal amount of         Percentage of
                               debentures that may         outstanding
Name                               be sold ($)              debentures
----                               -----------              ----------

Goldman Sachs and Company          $13,250,000                  1%

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

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            The date of this Prospectus Supplement is June 29, 2000.